Exhibit 99.1

Altitude International Completes Share Exchange Agreement with Breunich Holdings

Press Release | 07/07/2021

Altitude International Completes Share Exchange Agreement with Breunich Holdings

PR Newswire

PORT ST. LUCIE, Fla., July 7, 2021 /PRNewswire/ — On July 6, 2021, Altitude International Holdings, Inc. (OTCQB: “ALTD”) entered into a Share Exchange Agreement (the “Agreement”) with Breunich Holdings, Inc., a Delaware entity (“BHI”). BHI is a holding company with seven operating LLCs, including CMA Soccer, LLC, ITA-USA Enterprise LLC, Trident Water LLC, North Miami Beach Academy LLC, NVL Volleyball Academy LLC, Six Log Cleaning and Sanitizing LLC, and Altitude Wellness LLC.

“This day is the product of a lot of hard work from an extraordinary group of people, all of whom have reached the highest level of success in their chosen fields,” said Greg Breunich CEO of ALTD. “We are excited to complete the critical first step needed to reinvent Altitude International.

“The ‘Old ALTD’ has given us a tremendous core of pioneers and scientists to build from, a loe debt free balance sheet, and rapidly growing breakthrough technologies, programs, and systems. Collectively, the New ALTD will be compromised of multiple scalable related revenue streams that merge into a high-performance sports, education and technology company.”

The Final Closing of the Agreement is conditioned upon the completion of an audit of BHI and its subsidiaries. Following the Closing of the Agreement, BHI will be a wholly-owned subsidiary of the Company, with each of its subsidiaries operating as wholly-owned subsidiaries.

“While we were working on everything required to complete the January Merger LOI, we have been developing high growth strategies centered on a series of targeted acquisitions and the implementation of some major new initiatives and contracts for our existing businesses. We look forward to the opportunity to share our story with the investing public and taking Altitude International to the highest possible level,” said Breunich.

SAFE HARBOR STATEMENT

This press release contains certain “forward-looking statements,” as defined in the United States Private Securities Litigation Reform Act of 1995, involving risks and uncertainties. There can be no assurance such statements will prove to be accurate and actual results and future events could differ materially from management’s current expectations. The economic, competitive, governmental, technological and other factors identified in the Company’s previous filings with the Securities and Exchange Commission may cause actual results or events to differ materially from those described in forward-looking statements in this press release. The Company undertakes no obligation to publicly update or revise any forward-looking statements whether result of new information future events or otherwise.

Media contact: Adrienne Mazzone 561-908-1638; amazzone@transmediagroup.com

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SOURCE Altitude International Holdings, Inc.